Exhibit 12.1

                                                   1998        1997       1996      1995     1994
                                                 --------    --------   --------   ------   ------
                                                                (DOLLARS IN THOUSANDS)
DETERMINATION OF RATIO OF EARNINGS TO
FIXED CHARGES:
Earnings before provision for income taxes       ($ 6,737)   $  5,046   $  1,851   $4,699   $3,496
Write-down of DPAP inventories                                             2,213
Loss of disposition of Bazooka Beds                 2,866
Recapitalization and transaction costs              5,099       1,719        306
Fixed Charges
            Amortization of deferred financing        858          12
            costs
            Interest expense                       11,234       3,012      2,518    1,784    1,268
                                                 --------    --------   --------   ------   ------
Earnings before fixed charges                      13,320       9,789      6,888    6,483    4,764
                                                 ========    ========   ========   ======   ======

Fixed charges
            Amortization of deferred financing        858          12
            costs
            Interest expense                       11,234       3,012      2,518    1,784    1,268
                                                 --------    --------   --------   ------   ------
Total fixed charges                                12,092       3,024      2,518    1,784    1,268
                                                 ========    ========   ========   ======   ======

            Ratio of earnings to fixed charges       1.1x        3.2x       2.7x     3.6x     3.8x
                                                 ========    ========   ========   ======   ======
